EXHIBIT 99.1

Braemar Hotels & Resorts
First Quarter 2019 Conference Call
May 2, 2019
11 a.m. CT

Introductory Comments - Jordan Jennings

Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the first quarter of 2019 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 1, 2019 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Richard Stockton. Please go ahead Richard.

Introduction - Richard Stockton

Good morning and thank you for joining us to discuss our first quarter results. In January of 2017, we announced a revised strategy with a focus of investing in the luxury hotel segment. Since that time, we have taken concrete steps to realign our portfolio to this strategy, including selling two non-core properties, announcing an agreement to upbrand two properties and acquiring four high quality, luxury properties. We are excited about the meaningful progress we are making and believe the continued execution of this strategy will lead to solid growth and strong financial performance for the company going forward.

Our strategy to focus on the luxury segment of the hospitality market continues to be supported by the current performance of this segment. Empirical evidence has shown that over the long term the luxury segment has had greater RevPAR growth than the other lodging segments. Looking ahead, the economic outlook continues to be favorable and, consistent with our long-term growth thesis for luxury, STR and other forecasters are predicting the luxury sector to outperform the modest RevPAR gains expected in

2019 for the industry. By clearly aligning our platform with this segment, we believe Braemar is well-positioned to capitalize on these trends and continue to outperform our REIT peers.

Before turning to our operational results, I would like to take a moment to discuss the key highlights of our Enhanced Return Funding Program, or ERFP, with our advisor, Ashford Inc., that we announced in January of this year. The ERFP is a $50 million funding commitment that is provided to Braemar to facilitate accretive growth. Simply put, Ashford Inc. contributes 10% of the purchase price of qualifying acquisitions up to the agreed maximum funding commitment. The program has a two-year term, with one-year renewals, and the ability to be upsized to $100 million based upon mutual agreement. This programmatic funding arrangement provides us with a competitive advantage, and significant potential to meaningfully drive performance. With the ability to add an estimated 100 to 200 basis points to unlevered returns on our future hotel acquisitions, we believe the ERFP will be a key differentiator behind our ability to increase shareholder value.

We put the ERFP program to work immediately with our January 2019 acquisition of the Ritz-Carlton Lake Tahoe. This landmark luxury hotel, built in 2009, consists of 170 rooms with over 37,000 square feet of indoor and outdoor meeting space and sits mid-mountain on the ski slopes of the Northstar Ski Resort. Braemar will receive approximately $10 million of ERFP funding as part of this acquisition. We anticipate that the ERFP funding will increase our returns on this acquisition from a projected 10% to 12% unlevered IRR. While we were already excited about this acquisition, the hotel’s performance in the first quarter fueled our further optimism and significantly exceeded our expectations. Early season winter snowfall created very strong demand that drove high rates on the tail end of the holiday season and over MLK weekend. This led to significant RevPAR growth of 32.8% over the prior year quarter.

Let me now turn to our first quarter results.

For the first quarter, Actual RevPAR growth was 14.3% for all hotels. This significant increase is a direct result of our portfolio repositioning efforts to acquire higher RevPAR hotels and dispose of our lowest RevPAR assets. Comparable RevPAR for all hotels grew by 3.0% during the quarter, while Comparable RevPAR for hotels not under renovation increased 2.6%. We reported Adjusted EBITDAre of $34.8 million and AFFO per share of $0.44 for the quarter. Our overall portfolio trailing 12-month Comparable RevPAR of $233 continues to be the highest in the lodging REIT sector.

During the quarter, we continued to actively manage our insurance recoveries at the Ritz-Carlton St. Thomas related to Hurricane Irma. We are working closely with our insurers to both seek recoveries for physical damage to the hotel as well as to minimize the impact to the property’s P&L through BI insurance recoveries, which totaled $6.0 million in the quarter. We expect recoveries to continue at least through our planned reopening in October 2019. We also continue to be on track with the rebuilding and renovation program at the property, and Jeremy will provide more detail on our progress in a few minutes.

We are also pleased with the progress we are making on the conversions of our Courtyard Philadelphia and Courtyard San Francisco properties to Autograph Collection hotels. Both projects remain on track with a planned early summer opening of the converted Courtyard Philadelphia, aptly named The Notary Hotel, since the building itself used to house the city’s official notarial offices in the 1900’s. Listed on the National Register of Historic Places, the property is undergoing a $20 million plus renovation, fusing Philadelphia’s unique soul with its historic legacy. Originally designed by prolific architect Philip Johnson in the Classical Revival Style, The Notary Hotel is a landmark in the heart of Center

City, Philadelphia boasting sophisticated, 1920s-inspired decor and furnishings. The 15-story building dates back to 1926 and is ideally located across from City Hall as well as one block from the Pennsylvania Convention Center. The redesign uses a combination of original finishes and stylish upgrades including marble floors, chandeliers, coffered plaster ceilings, and decorative bronze molding. Throughout the property, elements of Philadelphia history and culture as well as unique items from local artisans will be prominently featured to create a distinctive feel.

The rebranding of the Courtyard San Francisco as an Autograph Collection property is expected to be completed by the end of the year. During the first quarter, we reported 29.6% RevPAR growth at the hotel even while the property was under renovation. Additionally, San Francisco’s Moscone Convention Center expansion was completed in late 2018, which, when combined with only modest supply growth, continues to fuel our excitement for 2019 and the upcoming repositioning.

Thus far, we have spent approximately $25 million on these conversions and anticipate spending an additional $32 million during the remainder of 2019.

On the capital markets front, during the quarter, we completed the refinancing of our Capital Hilton and Hilton Torrey Pines as well as the financing of our acquisition of the Ritz-Carlton Lake Tahoe. With all of our recent financing activity over the last year, we now have a very attractive maturity schedule, and our next hard maturity is not until March 2020, and is an amount representing less than 10% of our assets.

We have also been active on the investor relations front. In April, we hosted a first-of-its-kind Key West market tour that not only included our Pier House Resort property but also included several of our REIT peers’ properties and management teams. The event was very well attended by investors and analysts, and we hope to do similar events in other markets in the future. During the remainder of 2019, we will continue to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in our platform.

We believe we have made great progress in advancing our strategy this past quarter and expect for these trends to continue through 2019. We are optimistic about the upcoming performance of the portfolio, as we believe there are several unique circumstances that could result in RevPAR performance in excess of the broader market.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks
Thanks, Richard.

As Richard mentioned, during the first quarter, we recognized $6.0 million of business interruption income for the Ritz-Carlton St. Thomas, which is reflected in the Other Hotel Revenue line of our Income Statement. These insurance recoveries related to the months of December 2018 through February 2019, and we expect business interruption income to continue until at least the re-opening of the hotel as a Ritz-Carlton, which is anticipated to occur in October of this year. As a reminder, in the prior year quarter, we recorded business interruption income of $4.5 million at the Ritz-Carlton St. Thomas, $360,000 at the Pier House Resort, $958,000 at Bardessono, and $800,000 at Hotel Yountville, for a total of $6.6 million.

For the first quarter of 2019, we reported a net loss attributable to common stockholders of $3.5 million or $0.11 per diluted share, and we reported AFFO per diluted share of $0.44.

Adjusted EBITDAre for the quarter was $34.8 million, which reflected 15.3% growth over the prior-year quarter.

At quarter’s end, we had total assets of $1.8 billion. We had $1.1 billion of mortgage loans, of which $49 million related to our joint venture partner's share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 4.8%. Our loans are entirely floating rate, and the vast majority have interest rate caps in place. As of the end of the first quarter, we had approximately 46% net debt to gross assets and our trailing 12-month fixed charge coverage ratio was approximately 1.8x. Our next loan maturity is not until March 2020. Our cash and cash equivalents at the end of the quarter was $74 million with an additional $86 million of restricted cash. The vast majority of that restricted cash is earmarked for capex projects including our Autograph conversions, so we have already set aside a significant amount of the capex we plan to spend in 2019. We also ended the quarter with net working capital of $105 million.

As of March 31, 2019, our portfolio consisted of 13 hotels with 3,484 net rooms.

Our share count currently stands at 37.7 million fully diluted shares outstanding, which is comprised of 32.8 million shares of common stock and 4.9 million OP units. In our financial results, we include approximately 6.6 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

With regard to dividends, the Board of Directors declared a first quarter 2019 cash dividend of $0.16 per share, or $0.64 per diluted share on an annualized basis. This equates to an annual yield of approximately 4.9% based on yesterday’s stock price.

On the capital markets front, during the quarter, we refinanced a mortgage loan with an existing outstanding balance totaling approximately $187 million. The new loan totals $195 million and has a five-year term. The loan is interest only and provides for a floating interest rate of LIBOR + 1.70%. The loan remains secured by the same two hotels: the Capital Hilton in Washington, DC and the Hilton La Jolla Torrey Pines in La Jolla, CA.

Also, during the quarter, we closed on a $54 million non-recourse mortgage loan secured by the Ritz-Carlton Lake Tahoe.  The loan is interest-only, bears interest at LIBOR + 2.10%, and has a five-year term.

This concludes our financial review. I’d now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.

Comparable RevPAR for our portfolio grew 3.0% during the first quarter. Our portfolio’s Comparable RevPAR growth led to share gains of 3.7 percentage points and 1.5 percentage points relative to both the luxury chain scale nationally and the total United States, respectively. In addition, first quarter Comparable Hotel EBITDA was relatively flat, decreasing 0.6%. The government shutdown at the beginning of the quarter impacted January and February, leading to about $170,000 less in revenue. Easter occurring later in April 2019 benefitted March this year relative to 2018. During the quarter, hotel operating income flow-through was robust; however, incentive management fee increases primarily at the Courtyard San Francisco and property tax increases at Ritz-Carlton Lake Tahoe, Sofitel Chicago, Ritz-Carlton Sarasota, and Courtyard Philadelphia impacted hotel EBITDA flow-through. Excluding the aforementioned increases in non-operating hotel expenses, Hotel EBITDA flow-through would have been close to 40% for the quarter.

As mentioned on our call last quarter, signs were pointing to early results from our most recent acquisition, the Ritz-Carlton Lake Tahoe, exceeding our initial expectations. Not only was January a strong month, but the hotel was our portfolio’s best-performing asset during the first quarter. Snow accumulation began early-in November-and favorable conditions persisted throughout the first quarter, generating incremental business during ski season. The hotel’s Comparable RevPAR grew 32.8% during the first quarter, driven by rate growth of 21.8% and occupancy growth of 9.1%. This robust RevPAR growth resulted in the Ritz-Carlton Lake Tahoe increasing its share relative to both its competitors and the California North Luxury Class market by 30.7 and 28.3 percentage points, respectively. Significant changes to product merchandising, suite premiums, and effective pattern management all contributed to the growth. In addition, a successful mix shift from group to transient helped drive rate growth. The property effectively managed Bonvoy Rewards redemptions and regularly reached occupancy thresholds, which generated an additional $1.6 million. Hotel EBITDA grew $1.6 million, or 42.0%, resulting in a 15.2% increase in Hotel EBITDA margin. These results translated into 53% Hotel EBITDA flow-through for the first quarter.

In addition to the outstanding performance of the Ritz-Carlton Lake Tahoe, I want to briefly mention that another top performing asset, the Pier House Resort, had Comparable RevPAR growth of 10.2% during the first quarter on the back of 7.8% rate growth and 2.3% occupancy growth. This RevPAR growth represents 7.4 and 2.9 percentage point increases in RevPAR relative to the Florida Keys market and the Key West independents submarket, respectively. Total Hotel Revenue grew $532,000 which led to Hotel EBITDA growth of $272,000, or 7.1%. After record-setting first quarter profitability in 2018, Hotel EBITDA increased further to $4.1 million in 2019, aided by $350,000 in additional revenue from resort fees that were introduced in April 2018. In addition to the strong first quarter results, Pier House is experiencing strong pace for the second quarter as well.

During the quarter, we did however, have a few properties that did disappoint us. These included our two properties in Yountville, a submarket that is absorbing some new supply from two recently renovated and reopened hotels in the immediate vicinity. Nevertheless, we remain confident in the long term performance of these properties and this market, which continues to be a significant demand generator drawing largely from the San Francisco MSA. Additionally, we experienced some weakness at our Sofitel Chicago, with RevPAR down 2.8% for the quarter, primarily due to general market softness, since we improved our market share by almost 2% during the quarter. For the month of April, our relative outperformance continues with the Sofitel tracking to pick up almost 15% in market share. Lastly, and despite strong snowfall in Colorado, our Park Hyatt Beaver Creek saw a decline in RevPAR of 2% for the quarter. To address this, we have installed a very experienced new general manager and will be undertaking a significant front desk and lobby renovation this summer, including building a new central bar. We believe these remedies will significantly enhance the guest experience and drive improved returns at that hotel.

Looking ahead, we continue to be excited about the Courtyard San Francisco Downtown and its upcoming conversion to the Autograph Collection. The hotel’s performance continues to improve at a tremendous clip as Comparable RevPAR grew 29.6% during the first quarter. This RevPAR growth represents growth of 17.5 and 13.7 percentage points relative to the San Francisco Market St. upscale chain and above submarket and the San Francisco/San Mateo, CA market, respectively. During the first quarter, citywide pace was up 196,000 room nights, or 131%, leading to group compression. The hotel not only experienced occupancy growth of 9.1% but rate also grew 18.8%, or $52, during the first quarter. Group catering grew $244,000, and Hotel EBITDA grew $891,000, or 29.0%. The hotel remains on track to complete its conversion towards the end of the year with minimal displacement over the remainder of the renovation. The hotel will feature a new restaurant and coffee concept, which will improve the guest experience beyond what was previously available.

Construction at the Ritz-Carlton St. Thomas also remains on track for an expected opening by the end of the year. The resort stopped hosting guests completely on March 1, with all guestroom buildings now out-of-service for renovation. Guestroom buildings currently range between 15% and 60% complete, and the painting of their exteriors is about 50% complete. The lobby building exterior and all roofs are complete, with gutter work underway. The specialty restaurant reconcept and the expansion of the ballroom pre-function space are on track to be completed by the end of August. Besides the work being done to the guestrooms, these two changes are the most transformative part of the resort renovation. Finally, construction has begun on the new kids pool, which will feature a water slide. Despite the ongoing rebuild, prior to its closure in March, we were able to operate a portion of the hotel under a white label and realized Comparable RevPAR growth of 28.8% during the first quarter. Hotel EBITDA flow-through was robust at 121%. Currently, less than 50% of hotel rooms have reopened on the island of St. Thomas following the 2017 hurricanes. Looking ahead, we see strong group pace for 2020, when we plan to capitalize on our new product and the lack of competitive supply.

In addition to the major renovations continuing at the Courtyard San Francisco Downtown and the Ritz-Carlton St. Thomas, the Courtyard Philadelphia Downtown renovation remains on schedule, with conversion to the Autograph Collection expected to be completed early summer. We anticipate the guestroom renovation to be completed in early June, with an average of 117 guestrooms out-of-order until that time. The lobby and restaurant are on schedule to be completed by the end of June. The ongoing renovation resulted in Comparable RevPAR growth of -31.1% during the first quarter on the back of a 27.2% decrease in occupancy. The renovation impact was approximately $1.1 million. As Richard announced, we eagerly anticipate the hotel’s conversion to the Autograph Collection as The Notary Hotel in a few months.

I will now turn to capital investment. During 2019, we will continue to invest in our portfolio in order to maintain competitiveness. In total, we estimate spending, net of insurance, to be approximately $70-$90 million in capital expenditures during the year. We continue to make capital expenditures comprised predominantly of the strategic acceleration of capital projects in order to mitigate renovation impact-specifically, pulling forward additional amenity enhancements at the Ritz-Carlton St. Thomas while the resort is under renovation and work related to the Courtyard San Francisco Downtown and Courtyard Philadelphia Downtown conversions to Marriott’s Autograph Collection, both of which will be completed this year. Finally, we have identified highly accretive opportunities to add additional keys within our portfolio. Specifically, we will be adding 10 keys at the Ritz-Carlton Sarasota, 2 keys at the Hilton La Jolla Torrey Pines, and completing work on the 3-key presidential villa at Bardessono.

Across the portfolio, we are currently experiencing some favorable supply dynamics, which we expect to improve during the next couple of years. Over the past two years, our portfolio’s markets have experienced in excess of 3% annual supply growth. We estimate this number to shrink under 2% annually over the next two years.

Lastly, I want to note that our portfolio has a lot of unique stories that will result in RevPAR performance not necessarily tracking the broader market as we move forward. I highlighted a number of those stories earlier, from the two Autograph Collection conversions to the reopening of the Ritz-Carlton St. Thomas. While, at times over the past few quarters, these asset stories may have depressed RevPAR growth, we are excited for how we are positioning the portfolio for long-term growth going forward.

I will now hand it back to Richard.

Richard Stockton

Thank you, Jeremy.

We are pleased with our first quarter performance and continue to believe Braemar is well positioned for strong growth in 2019. While industry forecasts remain muted, demand continues to be strong in our markets with limited new supply, and our specific portfolio of investments should allow us to continue to drive material RevPAR growth and increased profitability.

This concludes our prepared remarks, and we will now open the call up for Q&A.

<Q&A>

Richard Stockton

We would like to thank you all for joining us on our first quarter earnings call today and we look forward to speaking with you again soon.